Q2 2023 Financial Results July 27, 2023

2 Safe Harbor Statement Some of the statements contained in this presentation that are not purely historical statements, including our GAAP EPS guidance and Adjusted EPS guidance, as well as our effective income tax rate and GAAP and adjusted fully diluted shares for 2023, discuss future expectations or state other forward-looking information related to financial results and business outlook for 2023. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The “forward-looking” information is based on management’s current intent, belief, expectations, estimates, and projections regarding our company and our industry. You should be aware that those statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from the forward- looking statements are disclosed under the heading “Risk Factors” in our most recently filed annual report on Form 10-K. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. This cautionary statement is provided pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this presentation are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.

Reconciliation of Adjusted GAAP Measures

The following table provides a reconciliation of Perficient, Inc. GAAP EPS guidance to Adjusted EPS guidance:

	Q3 2023		Full Year 2023	
	Low end of adjusted goal	High end of adjusted goal	Low end of adjusted goal	High end of adjusted goal
GAAP EPS	$ 0.56	$ 0.60	$ 2.73	$ 2.84
Non-GAAP adjustment (1):				
Non-GAAP reconciling items	0.44	0.44	1.57	1.57
Tax effect of reconciling items	(0.11)	(0.10)	(0.37)	(0.36)
Adjusted EPS	$ 0.89	$ 0.94	$ 3.93	$ 4.05

(1) Non-GAAP adjustment represents the impact of amortization expense, stock compensation, amortization of debt issuance costs, foreign exchange gains and losses, acquisition costs and adjustments to fair value of contingent consideration, net of the tax effect of these adjustments, divided by adjusted fully diluted shares. Perficient currently expects its Q3 2023 and full year 2023 GAAP effective income tax rate to be approximately 30% and 27%, respectively. Perficient currently expects its Q3 2023 and full year 2023 estimated adjusted effective income tax rate to be approximately 29% and 27%, respectively. Perficient's estimates of GAAP and adjusted fully diluted shares for 2023 are included in the following table. These estimates could be affected by share repurchases, shares issued in conjunction with future acquisitions, changes in share price and the potential impact from the conditional conversion features of our debt.

(in millions)	Q3 2023	Full Year 2023
GAAP fully diluted shares	36.9	36.8
Non-GAAP adjustment (2):		
Dilution offset from convertible note hedge transactions	(2.4)	(2.4)
Adjusted fully diluted shares	34.5	34.4

(2) Non-GAAP adjustment represents the exclusion of shares that are issuable upon conversion of our convertible notes due to the expectation that shares relating to the principal amount of our convertible notes will be paid in cash and any excess will be offset by the convertible note hedge transactions entered into in August 2020 and November 2021.

Note further discussion and reconciliation of Perficient, Inc. non-GAAP financial measures can be found in our earnings press release and Form 8-K furnished July 27, 2023.

PERFICIENT 3

Financial Metrics

(in thousands, except per share data)	THREE MONTHS ENDED JUNE 30,			SIX MONTHS ENDED JUNE 30,		
	2023	2022	% Change	2023	2022	% Change
Revenues	$ 231,105	$ 222,738	4 %	$ 462,513	$ 444,849	4 %
Services Revenues (excluding reimbursable expenses)	$ 228,573	$ 219,835	4 %	$ 456,957	$ 439,310	4 %
Cost of Services (excluding reimbursable expenses and stock compensation)*	$ 141,433	$ 131,928	7 %	$ 280,652	$ 266,059	5 %
Services Revenues Net of Cost	$ 87,140	$ 87,907	(1) %	$ 176,305	$ 173,251	2 %
% of Services Revenues	38.1 %	40.0 %		38.6 %	39.4 %	
Adjusted EBITDA**	$ 48,155	$ 51,232	(6) %	$ 98,271	$ 98,477	- %
% of Services Revenues	21.1 %	23.3 %		21.5 %	22.4 %	
Adjusted Net Income**	$ 34,418	$ 36,335	(5) %	$ 69,982	$ 69,923	- %
% of Services Revenues	15.1 %	16.5 %		15.3 %	15.9 %	
GAAP EPS	$ 0.73	$ 0.77	(5) %	$ 1.48	$ 1.52	(3) %
Amortization	0.16	0.18		0.33	0.35	
Stock Compensation	0.22	0.18		0.42	0.35	
Debt Related Adjustments***	0.05	0.06		0.11	0.11	
Foreign Exchange Loss and Other	0.01	-		0.01	0.01	
Acquisition Costs / Earnout Adjustments	(0.08)	(0.07)		(0.14)	(0.09)	
Tax Effect of Above Reconciling Items	(0.09)	(0.06)		(0.17)	(0.22)	
Adjusted EPS**	$ 1.00	$ 1.06	(6) %	$ 2.04	$ 2.03	- %

* Cost of Services excludes depreciation and amortization.
** Note further discussion and reconciliation of Perficient, Inc. non-GAAP financial measures can be found in our earnings press release and Form 8-K furnished July 27, 2023.
*** Debt Related Adjustments includes amortization of debt issuance costs, loss on extinguishment of debt, dilution offset from convertible note hedge transactions, and an adjustment to remove the interest expense on convertible notes which was added back in the calculation of diluted GAAP EPS under the if-converted method.

PERFICIENT 4

5 Operating Metrics (in thousands) Q2 2023 Q2 2022 % Change Services Revenue (excluding reimbursable expenses) $ 228,573 $ 219,835 4 % Reimbursable Expenses $ 2,127 S 2,428 NM* Software and Hardware Revenue $ 405 $ 475 NM* (in thousands) Q2 2023 Q2 2022 Average Ending Average Ending Offshore/Nearshore Billable Employees (a) 3,555 3,573 2,907 2.962 Onshore Billable Employees (b) 2,392 2,363 2,528 2,493 Subcontractors 373 384 371 355 Total Billable Headcount 6,320 6,320 5,806 5,810 SG&A Headcount 969 989 957 937 Total Headcount 7,289 7,309 6,763 6,747 (a) Offshore/Nearshore includes all employees, excluding Onshore (b) Onshore includes US, Canada, and the United Kingdom * "NM" means not meaningful.

6 Industry Data Revenue by Industry Q2 2023 Q1 2023 Q2 2022 Financial Services/Banking/Insurance 23% 21% 19% Healthcare/Pharma/Life Sciences 21% 21% 25% Manufacturing 10% 10% 9% Leisure/Media/Entertainment 8% 9% 10% Automotive/Transportation 8% 8% 11% Other 30% 31% 26%